Exhibit 99.1

Codorus Valley Bancorp, Inc.
Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – April 13, 2016

On April 12, 2016, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.13 per common share, payable on May 10, 2016, to shareholders of record at the close of business on April 26, 2016. This quarterly cash dividend is the same amount as paid in the previous quarter.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519